EXHIBIT 99

Contacts:
Elizabeth Castro (Media)
(312) 240-4567

130 E. Randolph Dr. - Chicago, IL 60601	Doug Ruschau (Investor Relations)
(312) 240-3818

For Immediate Release
January 17, 2006

Peoples Energy Settles Five Years of Gas Charge Cases
Pending Approval of the Illinois Commerce Commission;
Settlement Includes Customer Refund, Conservation Benefits,
Relief for Hardship Cases

CHICAGO -- Peoples Energy today announced that it has reached a settlement agreement related to its utilities' fiscal 2001 gas charge proceedings as well as four other years pending before the Illinois Commerce Commission. The company said the settlement provides a fair and reasonable benefit to consumers, as well as the company. The settlement must receive Illinois Commerce Commission (ICC) approval before it becomes final.

The settlement does not constitute an admission by or finding against the Company that the conduct alleged in the 2001 reconciliation case or civil litigation brought by the Illinois Attorney General and the City of Chicago was wrongful, unlawful or in violation of any law or regulation.

The company said that although it continues to believe that its gas purchases were consistent with acceptable practices and its 2001 gas prices were in line with other utilities in the state, it will issue refunds to customers and implement other initiatives in the settlement in accordance with the agreement.

"We are encouraged that the City, the Attorney General and the Citizens Utility Board (CUB) are all in agreement with this settlement and we look forward to expeditious approval by the ICC so that customers will see the benefit in this winter's bills," said Thomas M. Patrick, chairman, president and CEO, Peoples Energy.

"While the cost of this settlement to the Company is substantial, it is within our financial capacity and covers regulatory and civil litigation relating to five prior fiscal years. Achieving certainty and finality on these prior periods is important to the Company, its employees, customers and shareholders," said Patrick. "We want to work with our customers and focus on future plans for improving service to them. To do that, we must put these issues behind us."

The terms of the five year settlement are summarized below:

  $100 million in customer refunds to be paid in two $50 million installments on a per customer basis. The first installment would appear on customer bills beginning approximately 30 days after the settlement is approved. The second installment in refunds would appear on bills 12 months later.
  Peoples Energy agrees to fund up to $5 million per year for six years for qualifying conservation programs.
  Peoples Energy agrees to work with approximately 12,000 disconnected customers to reconnect service, providing they can show financial hardship.
  Peoples Energy agrees to implement ICC recommendations to conduct audits of its gas procurement practices.

With respect to the audit requirements, Patrick commented, "we believe these will confirm the reasonableness and prudence of our purchasing practices, but we remain open to recommendations for improvement."

The company also cited the following additional benefits to be achieved as a result of the settlement:

  It ends five years of further litigation related to the case, resolving all gas reconciliation issues for the fiscal years 2000 through 2004.
  The settlement eliminates the risks and costs of protracted litigation that was likely if the Company continued to contest the matter in the courts.
  The settlement resolves the pending City of Chicago and Attorney General civil litigation that was brought in connection with the 2001 gas reconciliation proceeding.

The costs of the settlement, when spread over two years are manageable for the Company from a financial standpoint. The Company has a solid balance sheet and adequate liquidity in place to meet these obligations.

As a result of this settlement, Peoples Energy expects to record a $92 million pre-tax charge, or approximately $1.45 per share, in its fiscal first quarter ended December 31, 2005. This charge reflects the $100 million settlement, the $5 million first year cost of the conservation program and is net of approximately $13 million in liabilities that were previously recorded related to this proceeding.

Peoples Energy, a member of the S&P 500, is a diversified energy company consisting of five primary business segments: Gas Distribution, Oil and Gas Production, Power Generation, Midstream Services and Retail Energy Services. The Gas Distribution business serves about 1 million utility customers in Chicago and northeastern Illinois. Visit the Peoples Energy web site at PeoplesEnergy.com.

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